Press Release

Micromet, Inc. Reports Second Quarter 2009 Financial Results

BETHESDA, MD August 6, 2009 -- Micromet, Inc. (Nasdaq: MITI), a biopharmaceutical company developing novel, proprietary antibodies for the treatment of cancer, inflammation and autoimmune diseases, today announced its financial results for the second quarter and six months ended June 30, 2009.

In the second quarter of 2009, Micromet achieved a number of significant milestones illustrating its continued progress in the clinic and in corporate development. The milestones included presentations of preclinical data on EGFR-targeting BiTE antibodies as well as Micromet’s BiTE antibody MT110, which targets EpCAM, at the American Association of Cancer Research (AACR) conference, the presentation of a product pipeline update at  a research and development day for investors and analysts, the presentation of adecatumumab (MT201) phase 1b combination data at the American Society of Clinical Oncology (ASCO) meeting, the presentation of blinatumomab phase 2 data in acute lymphoblastic leukemia (ALL) at the 14th Congress of the European Hematology Association (EHA), the initiation of the first clinical trial with MT203, and the addition of Micromet’s common stock to the Russell 3000 index. These developments are further summarized below:

•           On April 22, Micromet presented preclinical data showing activity in vivo and in vitro of EGFR-targeting BiTE antibodies against KRAS- and BRAF-mutated human colorectal cancer cells at the AACR meeting.  The non-clinical data indicated that Micromet’s BiTE antibodies developed from the currently marketed EGFR-specific monoclonal antibodies Erbitux® (cetuximab) and Vectibix® (panitumumab) appeared to overcome the resistance of mutated tumor cells to those monoclonal antibodies. Micromet also presented data at the AACR meeting indicating that its BiTE antibody MT110 can direct T cells to eliminate EpCAM-expressing human colorectal cancer stem cells in cell culture and in animal models.

•           On April 24, Micromet held its annual analyst meeting to present an update to investors and analysts on its BiTE antibody pipeline and to review key AACR presentations.

•           On June 1, Micromet presented an update at ASCO 2009 on a phase 1b combination study of its human monoclonal antibody adecatumumab with docetaxel in patients with metastatic breast cancer.  The trial demonstrated that combining adecatumumab with docetaxel was feasible, with clinically manageable diarrhea being the main side effect at higher doses. The overall response rate measured according to the Response Evaluation Criteria In Solid Tumors (RECIST) standards [version 1.0] was 38% in patients with high expression of EpCAM (n=8), the target of adecatumumab, compared to 9% in patients with low EpCAM expression (n=11). Patients treated with higher doses of adecatumumab also appeared to have a longer time to progression when compared to patients treated at lower doses (167 days versus 83 days).

•           On June 8, The German Multicenter ALL Study Group (GMALL) presented data at the EHA meeting in Berlin indicating that blinatumomab had achieved the primary endpoint in a phase 2 clinical trial in the treatment of ALL patients.  The primary endpoint of the trial was minimal residual disease (MRD) response, or elimination of ALL cancer cells in patients with MRD below the limit of detection, within four cycles of treatment.  Achievement of this primary endpoint required that 5 of the 21 patients enrolled in the trial have a MRD response. In the data presented, 13 of the 16 patients evaluated to date, or 81%, demonstrated an MRD response, qualifying the trial as having met its primary endpoint before its completion.

•           On June 18, Micromet announced that a phase 1 clinical trial had been initiated with its anti-GM-CSF human antibody MT203 by its collaboration partner Nycomed.

•           On June 29 Micromet announced that it had been added to the Russell 3000 Index as part of the annual reconstitution of the Russell indexes, which occurred on June 26, 2009. Russell determines membership for its equity indexes primarily by objective, market-capitalization rankings and style attributes. The Russell 3000 also serves as the U.S. component to the Russell Global Index, which Russell launched in 2007.  Russell indexes are widely used by investment managers and institutional investors for index funds and as benchmarks for both passive and active investment strategies.

“We made significant clinical progress on blinatumomab during the second quarter of 2009, and we look forward to initiating a pivotal trial in acute lymphoblastic leukemia in 2010," stated Christian Itin, Ph.D., President and CEO of Micromet.

Subsequent Events

On August 4, after the completion of the second quarter, Micromet closed a public offering of its common stock with gross proceeds of $80.5 million, which included the full exercise of the underwriters’ over-allotment option.  The net proceeds from this offering, after underwriting discount and offering expenses payable by Micromet, were approximately $75.0 million.  The net proceeds of the offering, together with Micromet’s existing cash, cash equivalents and short-term investments, are expected to fund operations for at least two years.

“We are pleased with the positive reception the financing has received in this overall challenging economic environment. Our strengthened financial position will support the development of the BiTE antibody platform and our lead product candidate blinatumomab,” commented Dr. Itin.

Financial Results:

Quarter Ended June 30, 2009

For the three months ended June 30, 2009, Micromet recognized total revenues of $4.9 million, compared to $8.5 million for the same period in 2008. Total operating expenses were $12.6 million for the three months ended June 30, 2009, compared to $14.4 million for the same period in 2008.

Loss from operations for the three months ended June 30, 2009 was $7.7 million, compared to a loss from operations of $5.9 million for the same period in 2008.

For the three months ended June 30, 2009, Micromet reported a net loss of $13.9 million, or a loss of $0.27 per basic and diluted common share, compared to a net loss of $8.6 million, or $0.21 per basic and diluted common share, for the same period in 2008.  The net loss for the three months ending June 30, 2009 includes a non-cash charge of $6.3 million, reflecting an increase during the quarter in the fair value of warrants issued in connection with a private placement transaction in 2007. The Company recorded a $3.0 million non-cash charge for this item in the second quarter of 2008.

 Six Months Ended June 30, 2009

For the six months ended June 30, 2009, Micromet recognized total revenues of $12.4 million, compared to $14.4 million for the same period in 2008. Total operating expenses were $25.0 million for the six months ended June 30, 2009, compared to $27.6 million for the same period in 2008.

Loss from operations for the six months ended June 30, 2009 was $12.6 million, compared to a loss from operations of $13.3 million for the same period in 2008.

For the six months ended June 30, 2009, Micromet reported a net loss of $14.3 million, or a loss of $0.28 per basic and diluted common share, compared to a net loss of $14.5 million, or $0.36 per basic and diluted common share, for the same period in 2008.  The net loss for the six months ending June 30, 2009 includes a non-cash charge of $1.8 million, reflecting an increase during the period in the fair value of warrants issued in connection with a private placement transaction in 2007.  The Company recorded a $1.7 million non-cash charge for this item in the first half of 2008.

Net cash used in operating activities was $4.1 million for the six months ended June 30, 2009 compared to $4.7 million used in operating activities for the same period in 2008.  Net cash used in investing activities was $15.3 million for the six months ended June 30, 2009 compared to $0.3 million used in investing activities for the same period in 2008.  Net cash provided by financing activities was $5.6 million for the six months ended June 30, 2009, primarily the result of two draw downs from our committed equity financing facility with Kingsbridge Capital Limited during the second quarter of 2009.

Micromet's cash, cash equivalents and short-term investments were $49.2 million as of June 30, 2009. The net proceeds of $75.0 million from the public offering were received on August 4, 2009 and are not included in the Company’s cash balance as of June 30, 2009.

Conference Call and Audio Webcast Today, August 6, 2009, at 9:00 am Eastern Time.

To participate in this conference call, dial 866-730-5770 (U.S.) or 857-350-1594 (international), passcode: 56008602. The audio webcast can be accessed at www.micromet-inc.com.  A replay of the call will be available from 12:00 pm Eastern Time on August 6, 2009 (6:00 pm Central European Time) through Thursday, August 13, 2009. The replay number is 888-286-8010 (U.S.) or 617-801-6888 (international), passcode: 59290657.

About Micromet, Inc.

Micromet, Inc. is a biopharmaceutical company developing novel, proprietary antibodies for the treatment of cancer, inflammation and autoimmune diseases. Its product development pipeline includes novel antibodies generated with its proprietary BiTE® antibody platform, as well as conventional monoclonal antibodies. BiTE antibodies represent a new class of antibodies that activate the T cells of a patient's immune system to eliminate cancer cells. Five of Micromet’s antibodies are currently in clinical trials. Its BiTE antibody blinatumomab (MT103) is in a phase 2 clinical trial for the treatment of patients with acute lymphoblastic leukemia (ALL), and in a phase 1 clinical trial for the treatment of patients with non-Hodgkin's lymphoma (NHL). A second BiTE antibody, MT110, is in a phase 1 clinical trial for the treatment of patients with solid tumors. MT110 binds to the epithelial cell adhesion molecule, or EpCAM, which is overexpressed in many solid tumors. Micromet’s human monoclonal antibody adecatumumab (MT201) also binds to EpCAM and is being developed under a collaboration with Merck Serono. Adecatumomab is in a phase 2 clinical trial in colorectal carcinoma patients after complete resection of liver metastases, and a phase 1b clinical trial evaluating adecatumumab in combination with docetaxel for the treatment of patients with metastatic breast cancer. Micromet's monoclonal antibody MT293, also known as TRC093, is licensed to TRACON Pharmaceuticals, Inc., and is in a phase 1 clinical trial for the treatment of patients with cancer.  MT203, a human antibody neutralizing the activity of granulocyte/macrophage colony stimulating factor (GM-CSF), which has potential applications in the treatment of various inflammatory and autoimmune diseases, such as rheumatoid arthritis, psoriasis, or multiple sclerosis, is in a phase 1 clinical trial conducted by Micromet’s collaboration partner Nycomed.  Micromet's licensee Morphotek, a wholly-owned subsidiary of Eisai, is also expected to initiate a first phase 1 clinical trial with Micromet’s glycolipid-binding human antibody MT228 for the treatment of melanoma.

Micromet's preclinical product pipeline includes several novel BiTE antibodies generated with its proprietary BiTE antibody platform technology. A BiTE antibody targeting CEA for the treatment of solid tumors is being developed in collaboration with MedImmune. In addition, Micromet has entered into an option, collaboration and license agreement with Bayer Schering Pharma AG under which Bayer Schering Pharma was granted an exclusive option to license a specified BiTE antibody against an undisclosed solid tumor target. Other BiTE antibodies targeting MSCP, CD33, HER2, EGFR and other targets are in various stages of preclinical development.

Forward-Looking Statements

This release contains certain forward-looking statements that involve risks and uncertainties that could cause actual results to be materially different from historical results or from any future results expressed or implied by such forward-looking statements. These forward-looking statements include statements regarding our available cash resources, the efficacy, safety and intended utilization of our product candidates, the conduct, timing and results of future clinical trials, and expectations of the future expansion of our product pipeline and collaborations. You are urged to consider statements that include the words "ongoing," "may," "will," "believes," "potential," "expects," "plans," "anticipates," "intends," or the negative of those words or other similar words to be uncertain and forward-looking. Factors that may cause actual results to differ materially from any future results expressed or implied by any forward-looking statements include the risk that product candidates that appeared promising in early research, preclinical studies or clinical trials do not demonstrate safety and/or efficacy in subsequent clinical trials, the risk that encouraging results from early research, preclinical studies or clinical trials may not be confirmed upon further analysis of the detailed results of such research, preclinical study or clinical trial, the risk that additional information relating to the safety, efficacy or tolerability of our product candidates may be discovered upon further analysis of preclinical or clinical trial data, the risk that we or our collaborators will not obtain approval to market our product candidates, the risks associated with reliance on outside financing to meet capital requirements, and the risks associated with reliance on collaborators, including MedImmune, Merck Serono, TRACON and Nycomed, for the funding or conduct of further development and commercialization activities relating to our product candidates. These factors and others are more fully discussed in Micromet's Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2009, filed with the SEC on May 11, 2009, as well as other filings by the company with the SEC.

(Tables Follow)

Micromet, Inc.
Condensed Consolidated Balance Sheets
(In thousands, except par value)

	June 30, 2009	December 31, 2008
	(unaudited)
Assets
Current assets:
Cash, cash equivalents and short-term investments	$49,213	$46,168
Accounts receivable	1,838	3,424
Prepaid expenses and other current assets	1,938	1,950
Total current assets	52,989	51,542
Property and equipment, net	3,098	3,322
Goodwill	6,462	6,462
Patents, net	4,185	5,250
Other long-term assets	3	959
Restricted cash	3,137	3,140
Total assets	$69,874	$70,675

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$1,566	$710
Accrued expenses	5,950	6,492
Common stock warrants liability	14,123	12,294
Current portion of long-term debt	2,149	-
Current portion of deferred revenue	6,802	4,054
Total current liabilities	30,590	23,550
Deferred revenue, net of current portion	7,314	7,555
Other non-current liabilities	2,057	2,025
Long-term debt obligations	-	2,157
Commitments	-	-
Stockholders’ equity:
Preferred stock, $0.00004 par value; 10,000 shares authorized; no shares issued and outstanding	-	-
Common stock, $0.00004 par value; 150,000 shares authorized; 52,579 shares issued and outstanding at June 30, 2009; 50,913 shares issued and outstanding at December 31, 2008	2	2
Additional paid-in capital	234,997	227,806
Accumulated other comprehensive income	7,360	5,749
Accumulated deficit	(212,446)	(198,169)
Total stockholders´ equity	29,913	35,388
Total liabilities and stockholders’ equity	$69,874	$70,675

Micromet, Inc.
Condensed Consolidated Statements of Operations
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
Revenues
Collaboration agreements	$4,594	$7,900	$11,900	$13,649
License fees and other	336	552	493	727
Total revenues	4,930	8,452	12,393	14,376
Operating expenses
Research and development	8,950	10,992	17,639	20,712
General and administrative	3,629	3,383	7,316	6,917
Total operating expenses	12,579	14,375	24,955	27,629
Loss from operations	(7,649)	(5,923)	(12,562)	(13,253)
Other income (expense)
Interest expense	(94)	(32)	(170)	(144)
Interest income	141	199	280	466
Change in fair value of warrants	(6,261)	(2,962)	(1,829)	(1,709)
Other income (expense)	(82)	91	4	147
Net loss	$(13,945)	$(8,627)	$(14,277)	$(14,493)
Basic and diluted net loss per common share	$(0.27)	$(0.21)	$(0.28)	$(0.36)
Weighted average shares used to compute basic and diluted net loss per share	51,480	40,824	51,198	40,802

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Contact Information

US Media:	European Media:
Andrea tenBroek/Chris Stamm	Ludger Wess
(781)-684-0770	+49 (40) 8816 5964
micromet@schwartz-pr.com	ludger@akampion.com

US Investors:	European Investors:
Susan Noonan	Ines-Regina Buth
(212) 966-3650	+49 (30) 2363 2768
susan@sanoonan.com	ines@akampion.com